Exhibit 10.23

FIRST AMENDMENT TO EMPLOYMENT AND
NON-COMPETITION AGREEMENT

This First Amendment to Employment and Non-Competition Agreement is made this 27th day of April 2012, by and between MICHAEL LAWLOR (“Lawlor”), and USA TECHNOLOGIES, INC., a Pennsylvania corporation (“USA”).

Background

USA and Lawlor entered into an Employment and Non-Competition Agreement dated April 7, 2010, as amended by the USA’s Performance Evaluation of Lawlor dated December 31, 2010 (collectively, the “Agreement”).  As more fully set forth herein, the parties desire to amend the Agreement in certain respects.

Agreement

NOW, THEREFORE, in consideration of the covenants set forth herein, and intending to be legally bound hereby, the parties agree as follows:

1. Amendments.

A.Subparagraph (a) of Section 1. Employment of the Agreement is hereby deleted and the following new subparagraph (a) is hereby substituted in its place:

(a)USA shall employ Lawlor as Senior Vice President of Sales and Business Development commencing on June 7, 2010 and continuing through June 30, 2013 (the “Employment Period”). Unless terminated by either party hereto upon at least 60-days notice prior to the end of the original Employment Period ending June 30, 2013, or prior to the end of any one-year extension of the Employment Period, the Employment Period shall not be terminated and shall automatically continue in full force and effect for consecutive one-year periods.

B.Subparagraph (a) of Section 2. Compensation and Benefits of the Agreement is hereby deleted and the following new subparagraph (a) is hereby substituted in its place:

In consideration of his services rendered, USA shall pay to Lawlor a base salary of $179,800.00 per year during the Employment Period, subject to any withholding required by law. Lawlor’s base salary shall be paid in equal bi-weekly installments. Lawlor’s base salary may be increased from time to time in the discretion of USA.

C.Subparagraph (e) of Section 2.  Compensation and Benefits of the Agreement is hereby deleted and the following new subparagraph (e) is hereby substituted in its place:

(e) USA shall issue to Lawlor an aggregate of 20,000 shares of Common Stock of USA as an incentive bonus, provided that Lawlor is employed by USA on the respective vesting dates set forth in the next sentence. These shares vest as follows: 5,000 on September 30, 2012; 5,000 on December 31, 2012; 5,000 on March 31, 2013; and 5,000 on June 30, 2013.

The shares, when issued, will be free-trading and registered by the Company on a Form S-8 registration statement, and the certificates representing the shares shall not bear any restrictive legend or be subject to stop transfer instructions.

Lawlor acknowledges that the issuance of any shares to him will represent taxable income to him and that he (and not USA) shall be responsible for the payment of any and all income taxes attributable to the issuance of any such shares to him. Lawlor shall make appropriate cash payments to USA upon demand to pay for any withholding tax liability of USA in connection with issuance of any such shares.

D.Subparagraph (f) of Section 2. Compensation and Benefits of the Agreement is hereby deleted in its entirety.

2. Modification.  Except as otherwise specifically set forth in Paragraph 1, the Agreement shall not be amended or modified in any respect whatsoever and shall continue in full force and effect.

3. Effective Time.  The amendments to the Agreement made in Paragraph 1 hereof shall be effective from and after the date hereof.

IN WITNESS WHEREOF, the parties hereto have executed this Second Amendment as of the day and year first above written.

USA TECHNOLOGIES, INC.

By:	/s/ Stephen P. Herbert
Stephen P. Herbert,
Chief Executive Officer
/s/ Michael Lawlor
MICHAEL LAWLOR

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